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                                                                   EXHIBIT 28



                                            December 1, 1996


Mr. Jerome M. Wenger
The Next Super Stock
Two Wisconsin Circle, Suite 700
Chevy Chase, Maryland 20815

Dear Jerry:

         This is to acknowledge and confirm the following terms of our Consulting Agreement. We are very pleased to be a client of yours again.

         (1) You are actively involved in providing financial relations, consulting and advisory services to clients.

         (2) The Company hereby engages you and you hereby agree to render financial public relations, consulting and advisory services to the Company, including promoting the Company to an established base of radio listeners around the country. It is understood and agreed that none of your services shall be in connection with the offer or sale of any securities of the Company in a capital raising transaction.

         (3) Compensation

             (a) The Company shall issue to you in consideration for providing the financial, public relations, consulting and advisory services set forth herein a total of 160,000 shares of fully vested, nonassessable, free trading Common Stock of the Company. Upon the effective date of the registration statement described in Paragraph 3(b) below, the Company shall issue such stock to you as follows:


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    December 31, 1996 (or, if later, the date of filing
                 of the Form S-8 Registration Statement)          40,000
    January 31, 1997 (or, if later, the date of filing
                 of the Form S-8 Registration Statement)          40,000
    February 28, 1997 (or, if later, the date of filing           40,000
                 of the Form S-8 Registration Statement)
    March 31, 1997                                                40,000

These issuances of the Company's stock shall be the only consideration that you are entitled to under this Consulting Agreement.

             (b) Promptly after the date of this Consulting Agreement, the Company will cause a registration statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering 160,000 shares of Common Stock of the Company issuable to you pursuant to Paragraph 3(a) above.

         (4) This Consulting Agreement shall be for a term of four months commencing December 1, 1996 and terminating March 31, 1997. Any renewal or extension of this Consulting Agreement shall be upon a new written agreement signed by each of the parties.

         (5) You will not directly or indirectly disclose to any other person, firm or corporation, nor use for your own benefit during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by you in the course of performing services hereunder. Trade secrets can include, but are not limited to, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans, information concerning the filing or pendency of patent applications and information concerning the issuance of any securities of the Company.

         (6) In performing your duties as set forth in this Consulting Agreement, you shall abide by all applicable laws, including federal and state securities laws, and shall make all disclosures required by such laws, including disclosures required as a result of you entering into this Consulting Agreement with the Company and in connection with your radio broadcasts.

         (7) You hereby represent that you have obtained all licenses or registrations required in order to perform the services set forth in the Consulting Agreement. You also hereby represent that you are not prohibited from entering into this Consulting Agreement or from performing your obligations hereunder by any law, regulation, contract, decree, order or agreement.

         (8) You and the Company hereby acknowledge that you are an independent contractor. You shall not hold yourself out as, nor shall you take any action from which others might infer, that you are a partner, agent or joint venturer of the Company.

         (9) This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.


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         (10) This Consulting Agreement shall be governed by the laws of the
Commonwealth of Pennsylvania. Any dispute arising out of this Consulting Agreement shall be adjudicated in the courts of the Commonwealth of Pennsylvania or in the federal courts located within the Commonwealth of Pennsylvania.


         Jerry, please indicate your acceptance of the terms of this Consulting Agreement by signing and dating below where indicated and returning it to me.


                                          USA TECHNOLOGIES, INC.



                                      By: /s/ George R. Jensen, Jr.
                                         --------------------------------------
                                         George R. Jensen, Jr.
                                         President and Chief Executive Officer


ACCEPTED:

/s/ Jerome M. Wenger
---------------------
Jerome Maxwell Wenger